Privileged and Confidential

March [__], 2020
[NAME]
[ADDRESS]
[ADDRESS]

Re: Retention Bonus

Dear [NAME]:

On behalf of Jason Industries, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a cash retention bonus in the amount of $[__] (the “Retention Bonus”), if you agree to the terms and conditions contained in this letter agreement (this “Agreement”) by executing and returning a copy of this Agreement to the Company. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 2.

1.Retention Bonus. The Company will pay you the Retention Bonus on or before March [__], 2020. Once paid to you, the Retention Bonus will vest and become non-forfeitable on the earlier of (a) December 31, 2020 and (b) the consummation of a Successful Transaction (as applicable, the “Vesting Date”), subject to your continued employment with the Company on the Vesting Date and the other terms and conditions set forth herein. You agree that in the event your employment with the Company terminates prior to the Vesting Date for any reason other than a Qualifying Termination, you will be required to repay to the Company one hundred percent (100%) of the After-Tax Value of the Retention Bonus within thirty (30) days of such termination. Notwithstanding anything to the contrary contained herein, in the event of your Qualifying Termination before the Vesting Date, subject to your execution and non-revocation of a customary release of claims in a form reasonably satisfactory to the Company within sixty (60) days of your Qualifying Termination date, you will not be required to repay to the Company any portion of the Retention Bonus that was paid to you prior to your Qualifying Termination date. For the avoidance of doubt, a leave of absence approved by the Company shall not constitute a termination of your employment for purposes of this Agreement.

2.Definitions. For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the gross amount of the Retention Bonus, net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of the repayment described above. The Company shall determine in good faith the After-Tax Value of the Retention Bonus, which determination shall be conclusive and binding.

“Cause” shall have the meaning set forth in the Employment Agreement.

“Constructive Termination” shall have the meaning set forth in the Employment Agreement.

“Disability” shall have the meaning set forth the Employment Agreement.

“Employment Agreement” means that certain Employment Agreement, by and between you and the Company.

“Qualifying Termination” means the termination of your employment (a) by the Company for a reason other than Cause, (b) due to your death or Disability, or (c) by you due to a Constructive Termination.

“Successful Transaction” means any transaction that is consummated pursuant to the Company’s exploration of strategic alternatives, including, but not limited to, a sale, a strategic merger, a recapitalization and/or a financing consisting of equity and/or debt securities, or a restructuring of the Company’s debt. Approval by the Board of Directors of the Company whose vote is sufficient to approve of the transaction ultimately selected pursuant to the Company’s exploration of the strategic alternatives will constitute approval of a Successful Transaction for purposes hereunder.

3.Release. As a condition to receiving the Retention Bonus, you hereby agree to release any and all Claims (as defined below) against the Company, its affiliates and their respective directors, officers and employees. “Claims” means claims, charges or complaints for, or related to, any breach of contract, violation of any statute or law, or tortious conduct occurring, or based on events occurring, on or before the date of this Agreement; provided that Claims do not include, and you are not releasing: (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after you sign this Agreement, (c) any claims or rights with respect to accrued compensation or benefits, (d) any claims or rights for indemnification, advancement of defense costs or other fees and expenses and related matters, arising as a matter of law or under the organizational documents of the Company or its affiliates or under any applicable insurance policy with respect to your liability as an employee, director, manager or officer of the Company or its affiliates, and (e) any claims or rights under the directors and officers and other insurance policies of the Company and its affiliates.

4.Confidentiality of this Agreement; Reaffirmation of Existing Restrictive Covenants. You must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required by law. Additionally, by entering into this Agreement, you hereby reaffirm, and agree to be bound by, all of your existing restrictive covenant obligations in favor of the Company.

5.Withholding Taxes. The Company may withhold from the Retention Bonus payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or to interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason.

7.Interaction with Other Arrangements. The Retention Bonus is a special payment to you, and expressly supersedes and replaces [any amounts to which you may be entitled under that certain cash bonus letter agreement, dated as of August 5, 2019, by and between you and the Company (the “Prior Bonus Agreement”)] [any other retention bonus opportunity to which you may be entitled under any other agreement with the Company]; provided, however, that, for the avoidance of doubt, the Retention Bonus does not supersede, replace or modify any compensation or payments payable to you under the Employment Agreement. Neither the Retention Bonus nor payment thereof will be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its affiliates, unless such plan or agreement expressly provides otherwise.

8.Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware, without giving effect to its conflicts of law. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement shall be brought exclusively in the state courts of Milwaukee, Wisconsin (unless the federal courts have exclusive jurisdiction, in which case each party consents to the jurisdiction of the United States District Court for the Northern District of Oklahoma), which courts shall apply the laws of the State of Delaware.

9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes [(a) any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral, and (b) the Prior Bonus Agreement] [any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral]. Notwithstanding anything to the contrary in the foregoing, the parties hereto expressly agree that nothing in this Agreement supersedes, replaces or otherwise modifies the terms or interpretation of any other written agreements between you and the Company or any its affiliates with respect to other subject matters, nor shall this Agreement be construed to supersede, modify or change the terms of the Employment Agreement, including with respect to the terms thereof regarding a Change in Control (as defined therein), but rather, this Agreement shall be in addition to any obligations, terms or conditions under the Employment Agreement regarding the same. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

11.Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

12.Administration. The Company shall have full power and authority to construe and interpret this Agreement, and any interpretation by the Company shall be binding on you and your representatives and shall be accorded the maximum deference permitted by law. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Agreement at any time; provided, that, except as required by law, in no event shall any amendment or termination adversely affect your rights without your prior written consent. Subject to the foregoing, this Agreement shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records. Please note that you must sign and return this Agreement to the Company by no later than [________], 2020, in order to receive the benefits provided hereunder.

Very truly yours,

[Name]
[Title]

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated: ______________, 2020

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